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As filed with the Securities and Exchange Commission on November 26, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HORMEL FOODS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		41-0319970 (I.R.S. Employer Identification No.)
1 Hormel Place Austin, Minnesota 55912 (Address, including zip code, of registrant's principal executive offices)

HORMEL FOODS CORPORATION EXECUTIVE DEFERRED INCOME PLAN II
(Full title of the plan)

James W. Cavanaugh, Esq.
Corporate Secretary
Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912
(507) 437-5220
(Name, address and telephone number,
including area code, of agent for service of process)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price	Amount of registration fee

Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$1,618.00

(1)
The Deferred Compensation Obligations are unsecured obligations of Hormel Foods Corporation to pay deferred compensation in the future in accordance with the terms of the Hormel Foods Corporation Executive Deferred Income Plan II.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Hormel Foods Corporation (hereinafter, "we,""us" or "Hormel"), are incorporated by reference in this registration statement:

  (a)
  Our Annual Report on Form 10-K, as amended on Form 10-K/A-1 filed on July 11, 2003, for the fiscal year ended October 26, 2002;

  (b)
  Our Quarterly Report on Form 10-Q for the quarter ended January 25, 2003, as amended on Form 10-Q/A-1 filed on July 11, 2003; our Quarterly Report on Form 10-Q for the quarter ended April 26, 2003, as amended on Form 10-Q/A-1 filed on July 11, 2003; and our Quarterly Report on Form 10-Q for the quarter ended July 26, 2003;

  (c)
  Our Current Reports on Form 8-K filed on November 6, 2002; January 7, 2003; August 1, 2003; October 7, 2003; October 23, 2003; and November 7, 2003; and

  (c)
  The description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

        All documents filed by Hormel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

        The securities offered hereby are Deferred Compensation Obligations (as defined below) of Hormel, which are being offered to eligible employees of Hormel or its subsidiaries and affiliates under the Hormel Foods Corporation Executive Deferred Income Plan II (the "Plan"). The Plan permits participants to defer base salary, bonus amounts, long-term incentive plan payments and operator share dividends ("Cash Deferrals") in accordance with the terms of the Plan. The Plan also permits participants to defer the delivery of shares of restricted Hormel common stock and shares of Hormel common stock representing the gain on the exercise of stock options in accordance with the terms of the Plan ("Stock Deferrals"). The amounts of any Cash Deferrals or Stock Deferrals will be based on elections by each participant under the terms of the Plan. Hormel may also credit to participants' accounts certain amounts specified in the Plan relating to Hormel's profit sharing plan, and the Plan provides that Hormel may make additional discretionary contributions to participants' deferral accounts. All of these deferred amounts constitute "Deferred Compensation Obligations." The amounts that are deferred in a participant's account will be credited with earnings and investment gains and losses. Cash Deferrals will be credited with earnings and investment gains and losses on the hypothetical investment of the deferred amounts in one or more investment alternatives selected by the participant in accordance with the terms of the Plan. The investment alternatives include various investment funds, with different degrees of risk. Stock Deferrals will be credited to a phantom stock account whose return reflects the return on Hormel's common stock.

        Participants may reallocate Cash Deferral amounts among the various investment alternatives on a daily basis. Stock Deferrals are allocated to the phantom stock account and may not be reallocated to any other investment alternatives. Participants do not have the right to have amounts allocated or credited to their accounts actually invested in the investment alternatives available under the Plan.

        Deferred Compensation Obligations attributed to Cash Deferrals are denominated in U.S. dollars, will be payable in cash in U.S. dollars, and are not convertible into another security of Hormel. Deferred Compensation Obligations attributed to Stock Deferrals are denominated in common stock units and will be payable in shares of Hormel common stock. The shares of Hormel common stock to be issued in payment to participants under the Plan are authorized for issuance under Hormel's 2000 Stock Incentive Plan. The Deferred Compensation Obligations will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan.

        In connection with the Plan, Hormel has created a grantor trust, commonly known as a "Rabbi Trust." The assets of the Rabbi Trust will be used to pay benefits. The assets of the Rabbi Trust are subject to the claims of general creditors of Hormel. As a result, the Deferred Compensation Obligations are unfunded and unsecured obligations of Hormel to pay deferred compensation in the future in accordance with the terms of the Plan. The Deferred Compensation Obligations will rank equally with other unsecured indebtedness of Hormel from time to time outstanding.

        Hormel reserves the right to amend the Plan prospectively, retroactively, or both at any time, including the right to completely terminate the Plan and pay out all amounts payable to all participants under the Plan. No amendment will reduce a benefit payable to a participant as of the date of such amendment.

        A participant's rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 42 of our bylaws provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law.

        Article Eleventh of our certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law providing for personal liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; and

  •
  for any transaction from which a director derived any improper personal benefit.

        Article Eleventh of our certificate of incorporation further provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law.

        We maintain liability insurance coverage for our directors and officers, and we have entered into indemnification agreements with our directors and officers.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

4.1	Certificate of Incorporation of Hormel, as amended. (Incorporated by reference to Exhibit 3A-1 to Hormel's Annual Report on Form 10-K/A for the fiscal year ended October 28, 2000, File No. 001-02402.)
4.2	Bylaws of Hormel, as amended. (Incorporated by reference to Exhibit 3.2 to Hormel's Amendment No. 3 to Registration Statement on Form S-4, dated November 29, 2001, File No. 333-68498.)
4.3
Indenture dated as of June 1, 2001, between Hormel and U.S. Bank Trust National Association, as Trustee relating to certain outstanding debt securities. (Incorporated by reference to Exhibit 4.1 to Hormel's Registration Statement on Form S-4 dated, August 28, 2001, File No. 333-68498.)
4.4
Supplemental Indenture No. 1 dated as of June 4, 2001, to Indenture dated as of June 1, 2001, between Hormel and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities. (Incorporated by reference to Exhibit 4.2 to Hormel's Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498.)
4.5
Letter of Representations dated June 5, 2001, among Hormel, U.S. Bank Trust National Association, as Trustee, and The Depository Trust Company relating to certain outstanding debt securities of Hormel. (Incorporated by reference to Exhibit 4.3 to Hormel's Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498.)
4.6
U.S. $150,000,000 Credit Agreement, dated as of October 20, 2003, between Hormel, the banks identified on the signature pages thereof, and Citicorp USA, Inc., as Administrative Agent. (Incorporated by reference to Exhibit 10.1 to Hormel's Current Report on Form 8-K filed on October 23, 2003, File No. 001-02402.)
4.7
Hormel Foods Corporation Executive Deferred Income Plan II (2002 Restatement). (Incorporated by reference to Exhibit 10.7 to Hormel's Annual Report on Form 10-K for the fiscal year ended October 26, 2002, File No. 001-02402.)
4.8	Master Trust Agreement for Hormel Foods Corporation Nonqualified Plan(s) dated as of December 31, 2002, between Hormel and Wilmington Trust Company, as Trustee.
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).
24.1	Power of Attorney.

Item 9.    Undertakings.

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on November 26, 2003.

HORMEL FOODS CORPORATION
By	/s/ JOEL W. JOHNSON Joel W. Johnson Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 26, 2003.

/s/ JOEL W. JOHNSON Joel W. Johnson	Chairman, President, Chief Executive Officer and Director (principal executive officer)
/s/ MICHAEL J. MCCOY Michael J. McCoy	Executive Vice President, Chief Financial Officer and Director (principal financial officer)
/s/ JAMES N. SHEEHAN James N. Sheehan	Vice President and Controller (principal accounting officer)
/s/ JOHN W. ALLEN* John W. Allen, Ph.D.	Director
/s/ JOHN R. BLOCK* John R. Block	Director
/s/ ERIC A. BROWN* Eric A. Brown	Director
/s/ E. PETER GILLETTE, JR.* E. Peter Gillette, Jr.	Director
/s/ LUELLA G. GOLDBERG* Luella G. Goldberg	Director
/s/ SUSAN I. MARVIN* Susan I. Marvin	Director
/s/ DAKOTA A. PIPPINS* Dakota A. Pippins	Director

/s/ GARY J. RAY* Gary J. Ray	Director
/s/ JOHN G. TURNER* John G. Turner	Director
/s/ ROBERT R. WALLER, M.D.* Robert R. Waller, M.D.	Director
/s/ MICHAEL J. MCCOY Michael J. McCoy Attorney-in-Fact	Attorney-in-fact for the persons indicated above with an *

Exhibit Index to
Form S-8

Hormel Foods Corporation

4.1	Certificate of Incorporation of Hormel, as amended. (Incorporated by reference to Exhibit 3A-1 to Hormel's Annual Report on Form 10-K/A for the fiscal year ended October 28, 2000, File No. 001-02402.)
4.2	Bylaws of Hormel, as amended. (Incorporated by reference to Exhibit 3.2 to Hormel's Amendment No. 3 to Registration Statement on Form S-4, dated November 29, 2001, File No. 333-68498.)
4.3
Indenture dated as of June 1, 2001, between Hormel and U.S. Bank Trust National Association, as Trustee relating to certain outstanding debt securities. (Incorporated by reference to Exhibit 4.1 to Hormel's Registration Statement on Form S-4 dated, August 28, 2001, File No. 333-68498.)
4.4
Supplemental Indenture No. 1 dated as of June 4, 2001, to Indenture dated as of June 1, 2001, between Hormel and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities. (Incorporated by reference to Exhibit 4.2 to Hormel's Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498.)
4.5
Letter of Representations dated June 5, 2001, among Hormel, U.S. Bank Trust National Association, as Trustee, and The Depository Trust Company relating to certain outstanding debt securities of Hormel. (Incorporated by reference to Exhibit 4.3 to Hormel's Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498.)
4.6
U.S. $150,000,000 Credit Agreement, dated as of October 20, 2003, between Hormel, the banks identified on the signature pages thereof, and Citicorp USA, Inc., as Administrative Agent. (Incorporated by reference to Exhibit 10.1 to Hormel's Current Report on Form 8-K filed on October 23, 2003, File No. 001-02402.)
4.7
Hormel Foods Corporation Executive Deferred Income Plan II (2002 Restatement). (Incorporated by reference to Exhibit 10.7 to Hormel's Annual Report on Form 10-K for the fiscal year ended October 26, 2002, File No. 001-02402.)
4.8	Master Trust Agreement for Hormel Foods Corporation Nonqualified Plan(s) dated as of December 31, 2002, between Hormel and Wilmington Trust Company, as Trustee.
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).
24.1	Power of Attorney.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
Exhibit Index to Form S-8 Hormel Foods Corporation